Exhibit 2.1
AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER
This AMENDMENT NO. 1 (this “Amendment”) to the Agreement and Plan of Merger, dated as of October 3, 2011 (the “Merger Agreement”), by and among A.C. Moore Arts & Crafts, Inc., a Pennsylvania corporation (the “Company”), Nicole Crafts LLC, a Delaware limited liability company (“Parent”), and Sbar’s Acquisition Corporation, a Pennsylvania corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), is being entered into as of October 17, 2011.
WHEREAS, pursuant to Section 10.3 of the Merger Agreement, the parties hereto wish to amend the Merger Agreement as specified herein.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree that, effective as of date of this Amendment, the Merger Agreement is hereby amended as follows:
1. Definitions; References. Unless otherwise specifically defined herein, each term used herein shall have the meaning assigned to such term in the Merger Agreement. Each reference to “hereof”, “herein”, “hereunder”, “hereby” and “this Agreement” shall from and after the date hereof refer to the Merger Agreement as amended by this Amendment.
2. Conduct of Business. The first sentence of Section 7.1 of the Merger Agreement is amended in its entirety to read as follows:
The Company agrees that during the period from the date of this Agreement until the earlier of (i) the Effective Time and (ii) three business days after the Offer Closing (the “Control Time”), except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), as required by applicable Law, as otherwise expressly contemplated or permitted by this Agreement or as set forth on Section 7.1 of the Company Disclosure Schedule, the Company will, and will cause each of its Subsidiaries to, conduct its operations in all material respects according to its ordinary course of business consistent with past practice.
3. Company Board Representation. Section 7.5 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:
7.5 Company Board Representation
(a) Notwithstanding anything contained herein to the contrary, nothing herein shall entitle Parent or Merger Sub to designate any directors to the Company Board, and the Company shall have no obligation to take any action whatsoever to enable Parent’s designees to be elected and/or designated to the Company Board.

(b) Following the Offer Closing and until the Effective Time, Parent shall use its commercially reasonable efforts to cause the Company Board to have at least three (3) directors who each are directors of the Company on the date hereof or their successors (such directors, the “Continuing Directors”); provided, however, that, if any Continuing Director is unable to serve due to resignation, death or disability or any other reason, the remaining Continuing Directors shall be entitled to elect or designate another individual (or individuals) (provided, that no such individual is an employee of the Company or any of its Subsidiaries) to fill the vacancy, and such director (or directors) shall be deemed to be a Continuing Director for purposes of this Agreement. If no Continuing Director remains prior to the Effective Time, a majority of the members of the Company Board at the time of the execution of this Agreement shall be entitled to designate three persons to fill such vacancies; provided, that such individuals shall not be employees or officers of the Company, Parent or Merger Sub, or affiliates of Parent or Merger Sub, and shall be reasonably satisfactory to Parent, and such persons shall be deemed independent directors for purposes of this Agreement.
(c) Notwithstanding anything in this Agreement to the contrary, following the Offer Closing and prior to the Effective Time, the affirmative vote of a majority of the Continuing Directors (in addition to the approval rights of the Company Board or the stockholders of the Company as may be required by the Company Articles, the Company Bylaws or applicable Law) shall be required to (i) authorize any contract between the Company and any of its Subsidiaries, on the one hand, and Parent, Merger Sub and any of their affiliates (other than the Company and any of its Subsidiaries), on the other hand, (ii) amend or terminate this Agreement on behalf of the Company, (iii) use or waive any of the Company’s rights or remedies hereunder, (iv) extend the time for performance of Parent’s or Merger Sub’s obligations hereunder, (v) amend the Company Articles or Company Bylaws if such action would adversely affect the Company’s stockholders (other than Parent or Merger Sub) or the rights of the Indemnified Parties pursuant to Section 7.9 or (vi) take any other action by the Company in connection with this Agreement or the transactions contemplated hereby required to be taken by the Company Board, or (vii) take any other action adversely affecting the rights of the stockholders of the Company (other than Parent or Merger Sub). The Continuing Directors shall have the authority to retain such counsel (which may include current counsel to the Company) and other advisors at the expense of the Company as determined appropriate by the Continuing Directors and shall have the authority to institute any action on behalf of the Company to enforce the performance of this Agreement.
4. Termination by Mutual Consent. Reference to Section 7.5(d) in Section 9.1 of the Merger Agreement is hereby amended and replaced by reference to Section 7.5.
5. No Further Amendment. Except as otherwise provided herein, the Merger Agreement shall remain unchanged and in full force and effect.

6. Effect of Amendment. From and after the execution of this Amendment by the parties hereto, any references to the Merger Agreement shall be deemed a reference to the Merger Agreement as amended hereby.
7. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any state other than the State of Delaware, except to the extent that provisions of the Pennsylvania Business Corporation Law are applicable hereto.
8. Counterparts. For the convenience of the parties hereto, this Amendment may be executed in any number of counterparts (including by facsimile or electronic transmission), each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. In the event that any signature to this Amendment is delivered by facsimile transmission or by e-mail delivery of a portable document format (.pdf or similar format) data file, such signature shall create a valid and binding obligation of the party so executing (or on whose behalf such signature is executed), with the same force and effect as if such facsimile or ”.pdf” signature page were an original thereof.
9. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and shall in no way be construed to define, limit, describe, explain, modify, amplify, or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Amendment or the Merger Agreement nor in any way affect this Amendment or the Merger Agreement.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered as of the day and year first above written.

A.C. Moore Arts & Crafts, Inc.
By:	/s/ Joseph A. Jeffries
	Name:	Joseph A. Jeffries
	Title:	Chief Executive Officer

Nicole Crafts LLC
By:	/s/ Adolph Piperno
	Name:	Adolph Piperno
	Title:	President

Sbar’s Acquisition Corporation
By:	/s/ Adolph Piperno
	Name:	Adolph Piperno
	Title:	President

[SIGNATURE PAGE TO AMENDMENT TO
MERGER AGREEMENT]